EXHIBIT 10.2

HOBBS BROOK OFFICE PARK
610 Lincoln Street North, Waltham, Massachusetts

FIRST AMENDMENT TO LEASE
Altus Pharmaceuticals, Inc.

This First Amendment to Lease (the “Amendment”) is made as of the 30th day of June, 2009 (the “Execution Date”), by and between 610 Lincoln LLC, a Delaware limited liability company (“Landlord”) and Altus Pharmaceuticals Inc., a Delaware corporation (“Tenant”).

Background

Reference is made to a lease dated October 29, 2007 (the “Lease”) between Landlord and Tenant for certain premises containing 63,880 square feet of Rentable Floor Area (the “Original Premises”) in the building known as 610 Lincoln Street North, Waltham, Massachusetts (the “Building”). Capitalized terms used and not otherwise defined in this Amendment shall have the meanings ascribed to them in the Lease.

Landlord and Tenant desire to enter into this Amendment to reduce the Original Premises and amend the terms and provisions of the Lease as more particularly set forth in this Amendment.

FOR VALUE RECEIVED, Landlord and Tenant agree as follows:

Agreement

1. Reduction of Original Premises. Effective as of July 1, 2009 (the “Reduction Date”), the Original Premises of the Lease shall be reduced by 24,083 square feet of Rentable Floor Area (the “Surrendered Premises”) and the remainder of the Original Premises shall constitute the “Reduced Premises” as shown on the floor plans attached hereto as Exhibit A. Tenant’s lease of the Reduced Premises shall be on all of the same terms and conditions as the Original Premises except as otherwise specified herein. Effective as of the Reduction Date, the “Premises” under the Lease shall be the Reduced Premises and the Rentable Floor Area of the Premises shall be 39,797 square feet of Rentable Floor Area. The Surrendered Premises shall be vacated and surrendered to Landlord as of the Reduction Date in the condition required by Section 5.10 of the Lease (except that Tenant shall not be obligated to remove its telephone and data cabling) as if the Term of the Lease with respect to the Surrendered Premises was originally scheduled to expire on the Reduction Date and any Lease provisions which survive the expiration of the Lease Term shall continue to apply with respect to the Surrendered Premises.

2. Calculation of Annual Fixed Rent. As of the Reduction Date, Annual Fixed Rent shall be calculated on the basis of the Reduced Premises, as follows:

Time Period	Rent Per Square Foot of Premises Rentable Floor Area	Annual Fixed Rent	Monthly Fixed Rent

Reduction Date – September 30, 2013	$34.00	$1,353,098.00	$112,758.17

October 1, 2013 – Term Expiration Date of initial Term (i.e., September 30, 2018)	$39.00	$1,552,083.00	$129,340.25

3. Calculation of Additional Rent. As of the Reduction Date, Additional Rent shall be calculated pursuant to Section 2.6.1 of the Lease on the basis of the Reduced Premises.

4. Assignment, Subletting. Tenant hereby represents and warrants that as of the Reduction Date, Tenant was not subleasing any portion of the Surrendered Premises. Without limiting the provisions of Section 5.8 of the Lease (including, without limitation, the definition of Permitted Transfer), no Transfer shall constitute a Permitted Transfer if Tenant has not provided Landlord with evidence acceptable to Landlord in Landlord’s sole discretion that such Transferee has a net worth at least equal to $250 million as of the date of such Transfer.

5. Surrender of Property. Tenant shall leave certain fixtures, furnishings and equipment that are in the Original Premises on the Execution Date and are listed on Exhibit B attached hereto in place in the Surrendered Premises on the Reduction Date. The foregoing provision shall be self-operative, but in confirmation thereof, Tenant shall execute and deliver a bill of sale in the form attached hereto as Exhibit C simultaneously with the execution of this Amendment. If not conveyed to Landlord or Exalan pursuant to the provisions of this Paragraph 5, Tenant shall remove all other fixtures, furnishings, equipment, and those alterations and additions that are to be removed upon surrender of the Surrendered Premises under the Lease (including without limitation under Section 5.10 of the Lease), and restore the Surrendered Premises in compliance with the terms and provisions of the Lease, including, without limitation, Section 5.10. Notwithstanding the foregoing, Tenant may leave in the Surrendered Premises the ice maker and freezer that Exalan Biosciences, Inc. is acquiring from Tenant.

6. Security Deposit. The Security Deposit, including, without limitation, the Letter of Credit Security Deposit, secures the performance of all of the obligations of Tenant under the Lease. The first two sentences of the last paragraph of Section 8.18 of the Lease are hereby deleted in their entirety and replaced by the following:

“If Tenant has not been in default under the Lease (beyond applicable notice and cure periods), and no Insolvency Event or Disgorgement Demand has occurred, then effective as of the date that is six (6) months after the Execution Date of this Amendment (the “Reduction Date”), Tenant may reduce the amount of the Security Deposit to $1,628,000 by an amendment to the Letter of Credit Security Deposit or a replacement of the Letter of Credit Security Deposit reflecting such reduced amount. On the one-year anniversary of the Reduction Date and on each subsequent anniversary of the Reduction Date thereafter, Tenant may reduce the amount of the Security Deposit by ten percent (10%) of the then-current amount of the Security Deposit by further amendment to the Letter of Credit Security Deposit or a replacement of the Letter of Credit Security Deposit in reflecting such reduced amount. As used herein, “Disgorgement Demand” means notice has been given or claim made asserting that any payment or property received by Landlord under the Lease is fraudulent, preferential or should be paid, remitted, returned or disgorged under the Bankruptcy Code or other applicable law. As used herein, “Insolvency Event” means Tenant becomes a party to any action or proceeding under the bankruptcy, insolvency or reorganization laws of the United States or any state thereof.”

Tenant agrees that the security deposit (the “333 Security Deposit”) under that certain lease dated as of October 29, 2007 between 275 Wyman LLC and Tenant, as amended by that certain First Amendment to Lease dated of even date herewith, for premises within the building known as 333 Wyman Street, Waltham, Massachusetts (the “333 Lease”) shall also serve to secure all of the obligations of Tenant under this Lease with respect to all amounts and property that become the subject of a Disgorgement Demand and that, if a Disgorgement Demand is made, Landlord shall have the same rights with respect to the 333 Security Deposit as Landlord has with respect to the Security Deposit under this Lease. After a final non-appealable court order has been entered which holds that Landlord has no obligation to return funds or property that were the subject of a Disgorgement Demand, Landlord shall return the 333 Security Deposit (or portion thereof) received by Landlord under the preceding sentence, net of Landlord’s costs incurred in connection with such Disgorgement Demand, to the party entitled to the 333 Security Deposit under the 333 Lease. Tenant has agreed with 275 Wyman LLC in the 333 Lease that the Security Deposit hereunder shall also secure all of the obligations of Tenant with respect to all amounts and property that become the subject of a “Disgorgement Demand” as defined under the 333 Lease. In furtherance of foregoing, Tenant agrees that Landlord shall be entitled to draw upon the Letter of Credit Security Deposit and to turn over the proceeds and all or any other portion of the Security Deposit to 275 Wyman LLC, when directed by 275 Wyman LLC pursuant to its rights with respect to the Security Deposit under the 333 Lease.

7. Amended Provisions. The following provisions of the Lease are hereby amended as follows:

(a) Section 2.1.1 is hereby deleted in its entirety.

(b) Section 2.1.2 is hereby deleted in its entirety.

(c) The last four sentences of Section 2.2 of the Lease are hereby deleted and replaced with the following:

“Tenant shall have the right to use the existing emergency generator owned by Landlord (previously owned by Altana) in the Building (the “Olympia Emergency Generator”) for backup power to the Premises. Landlord makes no representation or warranty with respect to the Olympia Emergency Generator, including without limitation as to its condition or suitability for Tenant’s uses. Tenant shall be responsible for the maintenance of the Olympia Emergency Generator and Landlord shall have no obligation with respect thereto. If for any reason the Olympia Emergency Generator ceases to operate or is otherwise unavailable, then Landlord shall permit Tenant (without any obligation on the part of Tenant to do so) to install a replacement generator in the location of the Olympia Emergency Generator to be installed and maintained by Tenant at Tenant’s sole cost and expense subject to all applicable terms and provisions of this Lease.”

(d) Section 2.7 is hereby amended by deleting at the end of the first paragraph of the Section the words, “which are separately metered and shall be billed to Tenant monthly” and replacing them with the words, “which shall be separately metered or check metered and billed to Tenant monthly.” Tenant shall have the right to audit check-metered electricity costs billed by Landlord pursuant to the provisions of Section 2.6.5 of the Lease.

(e) Section 4.4.3 is hereby deleted in its entirety and replaced with the following:

“4.4.3 DISCHARGE PERMIT AND SYSTEMS SERVING LABORATORY SPACE. Landlord shall maintain and operate a waste neutralization system and related equipment in connection with the discharge of waste water from laboratory space in the Building, subject to that certain Massachusetts Water Resource Authority’s Sewer Use Discharge Permit No. 3510322 (issued October 28, 2008) (as amended, modified or replaced from time to time, the “Discharge Permit”). Except as provided in the following sentence, Tenant shall not discharge pollutants in waste water that are permitted under the Discharge Permit if (i) any tenant in the Building commenced discharges of such pollutants under the Discharge Permit prior to Tenant or (ii) any tenant in the Building was authorized to discharge such pollutants under the Discharge Permit prior to Tenant (discharges described under clauses (i) and/or (ii) are referred to as “Prior Tenant Discharge Rights”). Landlord acknowledges that Tenant has previously discharged pollutants under the Discharge Permit and has Prior Tenant Discharge Rights under the Discharge Permits for the quantities of pollutants listed on the August 13, 2008 inventory Tenant provided to Landlord for the current Discharge Permit (a copy of which is attached hereto as Exhibit D). Landlord agrees to reasonably cooperate with Tenant, at Tenant’s sole cost, in obtaining an amendment to the Discharge Permit if necessary to accommodate anticipated discharges in connection with the Permitted Uses and, from and after any such amendment, Tenant may discharge pollutants in waste water only as and to the extent permitted under the Discharge Permit and applicable law. Landlord shall also maintain and operate the Reverse Osmosis/De-Ionization (“RO/DI”) water filtration system and vacuum system serving laboratory space in the Building. Tenant shall pay its allocable share of the costs associated with the Discharge Permit and waste neutralization system, RO/DI and vacuum systems, and other costs associated with services benefiting laboratory space in the Building, as reasonably determined by Landlord. Tenant shall have the right to audit such costs pursuant to the provisions of Section 2.6.5 of the Lease.”

(f) The Lease is hereby amended by adding the following as Section 4.1.1(e).

“4.1.1(e) BUILDING GENERATOR. Landlord shall continue to maintain an emergency electrical back-up generator and life/safety systems back-up generator that serve the Building. Landlord grants Tenant the right to connect to Landlord’s emergency generator located on the rooftop of the Building, to the extent Landlord’s generator has capacity to support Tenant’s usage as reasonably determined by Landlord, through the outlets existing in the Premises as of the Execution Date.”

(g) Section 5.12 is hereby deleted in its entirety and replaced with the following:

“5.12 SIGNS. No sign, name, placard, advertisement or notice visible from the exterior of the Premises shall be inscribed, painted or affixed by Tenant on any part of the Building without the prior written approval of Landlord. All signs or letterings on doors, or otherwise, approved by Landlord, shall be inscribed, painted or affixed by a person reasonably approved by Landlord and at the sole cost and expense of Tenant. Notwithstanding the foregoing, (a) subject to applicable legal requirements, Tenant shall have the right to install Tenant’s name on the monument sign in front of the Building (which will contain the names of other tenants) subject to Landlord’s prior reasonable approval of the design and location and (b) Landlord will provide initial main lobby, building directory, elevator lobby, and entry signage in Building standard size and location at Landlord’s expense.”

(h) (i)	Section 8.19 of the Lease is hereby deleted in its entirety. The Lease is hereby amended by adding the following Section 11.3:
“11.3	GENERATORS.

(a) Landlord grants to Tenant a license to use a portion of the ground near to the Building and also an area in the internal loading dock in the Building in the locations where the Generators (defined below) are located as of the Execution Date, as shown on Exhibit E hereto (the “Ground Installation Area”), and enjoy 24-hour access thereto (the “Ground License”). The Ground Installation Area is to be used by Tenant solely for the operation, maintenance, repair and replacement during the Term of this Lease of (i) a back-up ground level generator and related fuel supply and infrastructure currently operated by Tenant in the Building and (ii) a nitrogen gas generator and related infrastructure currently operated by Tenant in the Building to support Tenant’s facilities and equipment in the laboratory space in the Premises (the “Generators”). Tenant’s installation and operation of the Generators and its obligations with respect thereto shall be all in accordance with the terms, provisions, conditions and agreements contained in this Lease and all applicable laws.

(b) Omitted.

(c) Tenant shall not operate the Generators unless Tenant’s operation complies with all of the requirements of this Lease (including, without limitation, Section 5.9 and this Section 11.3). Tenant shall not install replacement Generators until it receives prior written approval from Landlord, which approval Landlord agrees shall not be unreasonably withheld, conditioned or delayed. Prior to installation of replacement Generators, Tenant shall provide Landlord with (i) copies of all required permits, licenses and authorizations which Tenant will obtain at its own expense and which Tenant will maintain at all times during the operation of the Generators; (ii) a certificate of insurance evidencing insurance coverage as required by this Lease and any other insurance reasonably required by Landlord for the installation and operation of the Generators and (iii) a copy of a service and maintenance agreement in a form reasonably acceptable to Landlord with a contractor reasonably acceptable to Landlord, which contract shall provide, at a minimum, for the generation of annual inspection reports by such contractor, copies of which shall be provided to Landlord. Tenant agrees to reimburse Landlord for reasonable expenses incurred in connection with the review and approval of Tenant’s replacement Generators.

(d) Tenant covenants that (i) Tenant shall repair any damage to the Land or Building caused by the installation or operation of the Generators, (ii) the installation and operation of the Generators shall not cause interference with any telecommunications, mechanical or other systems either located or servicing the Building (whether belonging to or utilized by Landlord or any other tenant or occupant of the Building) or located at or servicing any building, premises or location in the vicinity of the Building, and (iii) the installation, existence, maintenance and operation of the Generators shall not constitute a violation of any applicable laws, ordinances, rules, order, regulations, etc., of any Federal, State, or municipal authorities having jurisdiction thereover, or constitute a nuisance or interfere with the use and enjoyment of the premises of any other tenant in the Building.

(e) The term of the Ground License shall expire on the expiration or earlier termination of the Term of this Lease.

(f) Tenant shall pay to Landlord as Additional Rent (the “Generators Rent”), all applicable taxes or governmental charges, fees, or impositions imposed upon Landlord (excluding Taxes) and arising out of Tenant’s use of the Ground Installation Area, and the amount, if any, by which Landlord’s insurance premiums increase as a result of the installation of the Generators.

(g) Tenant covenants and agrees that the installation, operation and removal of the Generators will be at its sole risk. Tenant agrees to indemnify and defend Landlord and all other Indemnitees (as defined in Section 5.5.1) against all claims, actions, damages, liabilities and expenses including reasonable attorney’s fees by counsel of Landlord’s choice incurred in connection with the loss of life, personal injury, damage to property or business or any other loss or injury or as a result of any litigation arising out of the installation, use, operation, or removal of the Generators by Tenant or its transferee, including any liability arising out of Tenant’s violation of its obligations under paragraph (d) of this Section 11.3 (except if such liability is caused by the negligence or willful misconduct of Landlord or its employees, agents, or contractors).

(h) The Generators shall become Landlord’s property upon the expiration of the Term or the earlier termination of the Lease, in which event Tenant shall not be responsible for the removal thereof. Notwithstanding that Tenant’s use of the Ground Installation Area shall be subject at all times to and shall be in accordance with the terms, covenants, conditions and agreements contained in this Lease, the Ground Installation Area shall not be deemed part of the Premises. All Tenant obligations under this Section 11.3 shall survive the expiration of the Term or the earlier termination of this Lease.

8. As-Is. The Reduced Premises are being leased in their “as is” condition as of the Execution Date without representation or warranty by Landlord, and Landlord shall not be required to perform any work in connection with Tenant’s occupancy of the Premises during the Term. The foregoing is not intended to relieve Landlord of any repair and maintenance obligations expressly set forth in the Lease.

9. Brokerage. Landlord and Tenant each represent and warrant that it has had no dealings with any broker or agent in connection with this Amendment, except Wyman Street Advisors (the “Broker”). Tenant and Landlord each covenants to the other to defend (by counsel reasonably approved by the indemnified party), pay, hold harmless and indemnify the other from and against any and all costs, expense or liability for any compensation, commissions, and charges claimed by any broker or agent, with respect to this Amendment or the negotiation thereof arising from a breach of the foregoing warranty. Landlord shall pay all commissions due to the Broker in connection with this Amendment.

10. Representations and Warranties. Tenant represents and warrants to Landlord that (i) the person executing this Amendment on behalf of Tenant is duly authorized and has full power to execute and deliver this Amendment, and (ii) as of the Execution Date, Landlord is not in default of its obligations under the Lease and no event or condition exists which with notice and the passage of time would constitute such a default by Landlord and Tenant has no claim, offset, or defense against the enforcement of the Lease in accordance with its terms. Tenant further hereby confirms and agrees that there are no liabilities, amounts, or payments of any kind that are due and owing from Landlord to Tenant on account of any conditions, events, or course of conduct with respect to the Premises (or any portion thereof) or the Lease with respect to the period ending on the Execution Date, including, without limitation, for any amounts on account of tenant improvements, operating expenses or taxes (except for adjustments to be made, if any, under Section 2.6.2 of the Lease), or prior efforts by Tenant to sublease all or part of the Premises, and Tenant hereby waives any claims that Tenant may have with respect to any and all such matters. Landlord represents and warrants to Tenant (a) that the person executing this Amendment on behalf of Landlord is duly authorized and has full power to execute and deliver this Amendment and (b) as of the Execution Date, there is no mortgage encumbering the Building or the Land.

11. Letter of Credit. Tenant covenants and agrees that Tenant shall use commercially reasonable efforts to obtain a replacement Letter of Credit from Bank of America with the changes required by Landlord, and attached to this Amendment as Exhibit F by July 14, 2009. In addition, Tenant agrees that in each instance in which Landlord is entitled to draw upon the Letter of Credit Security Deposit under the Lease, Landlord shall be entitled to use the text required under the Letter of Credit Security Deposit in Landlord’s statement to be presented in connection with a draw upon the Letter of Credit Security Deposit whether or not such text describes the circumstances of such draw. As between Landlord and Tenant, the terms and provisions of the Lease govern the rights of Landlord to draw upon the Letter of Credit Security Deposit.

12. Ratification. Except as expressly set forth herein, the Lease as originally executed and previously amended is hereby ratified and confirmed and is acknowledged by the parties to be in full force and effect.

13. Miscellaneous. All references in the Lease and in this Amendment to the “Lease” shall mean the Lease as modified by this Amendment. This Amendment shall be deemed to have been executed and delivered within The Commonwealth of Massachusetts, and the rights and obligations of Landlord and Tenant shall be construed and enforced in accordance with, and governed by, the laws of The Commonwealth of Massachusetts. This Amendment is binding upon and shall inure to the benefit of the Landlord and Tenant and their permitted successors and assigns. Each party has cooperated in the drafting and preparation of this Amendment and, therefore, in any construction to be made of this Amendment, the same shall not be construed against either party. This Amendment may be executed in counterparts, and when both Landlord and Tenant have signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one Amendment, which shall be binding upon and effective as to Landlord and Tenant. In case any one or more of the provisions contained in this Amendment shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Amendment, and this Amendment shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Neither the submission of this instrument for signature, nor any draft thereof, shall constitute an offer by Landlord to terminate the Lease. Neither party shall have any obligation with respect to the matters set forth herein unless and until such time as such party shall have executed and delivered this Amendment.

[Signature Page Follows]

EXECUTED as a sealed Massachusetts instrument as of the date first written above.

610 LINCOLN LLC

By: /s/ Thomas M. Dusel—

Name: Thomas M. Dusel Title:	Manager

ALTUS PHARMACEUTICALS INC.

By:      /s/ Georges Gemayel—
Name: Georges Gemayel
President/Vice President

By.       :      /s/ Thomas J. Phair, Jr.
Name: Thomas J. Phair, Jr.
Treasurer/Assistant Treasurer